SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              L.B. Foster Company
                              -------------------
             (Exact name of registrant as specified in its charter)


              Pennsylvania                              25-1324733
              ----------------------------------------------------
         (State of incorporation             (IRS Employer Identification No.)
         or organization)


        415 Holiday Drive, Pittsburgh, PA                       15220
        -------------------------------------------------------------
        (Address of principal executive offices)             (Zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

                                      None


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ].

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange at and is effective pursuant to General Instruction A.(d), check the following box [ ].

Securities Act registration statement file number to which this form relates:

                                 Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, $.01 par value per share
                     --------------------------------------
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
-----------------------------------------------------------------
     The capital stock registered is Common Stock, par value $.01 per share. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting in the election of directors. There are no preemptive rights upon the issuance of additional shares nor any sinking fund, redemption or conversion provisions. Holders of the Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds or other assets legally available therefor. Upon dissolution of the Company, the holders of Common Stock will be entitled to a ratable portion of any assets remaining after payment of all priority claims.

     Under Pennsylvania law, the articles of incorporation or bylaws of the Company may be amended to modify the rights of holders of the Common Stock by the affirmative vote of a majority of the votes actually cast on the amendment at a meeting of shareholders at which a quorum is present.

     Preferred Stock. The articles of incorporation of the Company authorize the Board of Directors to issue up to 5,000,000 shares of preferred stock in classes or series and to determine for any such class or series its voting rights, preferences, limitations and any special rights. Such action may be taken by the Board at any time and without shareholder approval. Thus, the Board has the power to issue shares of preferred stock having dividend, voting or conversion rights that could discourage or deter a future unsolicited attempt to gain control of the Company or to acquire substantial ownership of its stock, even if the terms of the unsolicited transaction might prove advantageous to some or many of the shareholders. However, the Company's shareholder rights plan, referred to below, has similar antitakeover effects.

     Shareholder Rights Plan. Pursuant to the Company's shareholder rights plan, there are attached to each Common Stock certificate a number of Rights equal to the number of shares of Common Stock evidenced by such certificate. The Rights are described in the Company's Registration Statement on Form 8-A, dated May 20, 1997, filed with the Securities and Exchange Commission ("Commission") under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Such registration statement, as may be amended, is incorporated herein by reference.

ITEM 2.  EXHIBITS.

     The following exhibits are filed as part of this amended registration statement:

    4A Rights Agreement, dated as of May 15, 1997, between the Company and American Stock Transfer & Trust Company, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively, filed as Exhibit 4A to Exhibit 99A and incorporated herein by reference.

    4A.1  Amendment  dated as of May 14,  1998 to Exhibit  4A,  filed as Exhibit
          4.0.1  to  Form  10-Q  for  the  quarter   ended  June  30,  1998  and
          incorporated herein by reference.

    99A Registration Statement on Form 8-A, dated May 20, 1997, describing the Rights referred to in Item 1, filed with the Commission under the Exchange Act and incorporated herein by reference.


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date: August 25, 1998                                L.B. FOSTER COMPANY
                                                         (Registrant)


                                                     By: /s/ David L. Voltz
                                                     ----------------------
                                                           David L. Voltz
                                                           Vice President